                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                       EXHIBIT 12.1

                                                                                                             Nine Months Ended
                                                                                                              February 29 and
                                                                       Year Ended May 31,                       February 28,
                                          -------------------------------------------------------------    ------------------------
                                            1996       1997         1998         1999          2000           2000         2001
                                          -------------------------------------------------------------    ------------------------
                                                                       (In thousands, except ratios)
Earnings:
   Income before income taxes.........  $  702,094   $425,865    $  899,518    $1,061,064    $1,137,740    $  732,806   $   747,862
   Add back:
     Interest expense, net of
       capitalized interest...........     109,249    110,080       135,696       110,590       121,173        89,214       111,709
     Amortization of debt
       issuance costs.................       1,628      1,328         1,481         9,249         1,264           958         1,447
     Portion of rent expense
       representative of
       interest factor................     393,775    439,729       508,325       570,789       624,588       464,365       491,774
                                        ----------   --------    ----------    ----------    ----------    ----------   -----------
   Earnings as adjusted...............  $1,206,746   $977,002    $1,545,020    $1,751,692    $1,884,765    $1,287,343   $ 1,352,792
                                        ==========   ========    ==========    ==========    ==========    ==========   ===========
Fixed Charges:
   Interest expense, net of
     capitalized interest.............  $  109,249   $110,080    $  135,696    $  110,590    $  121,173    $   89,214   $   111,709
   Capitalized interest...............      44,654     45,717        33,009        38,880        34,823        25,653        19,008
   Amortization of debt
     issuance costs...................       1,628      1,328         1,481         9,249         1,264           958         1,447
   Portion of rent expense
     representative of
     interest factor..................     393,775    439,729       508,325       570,789       624,588       464,365       491,774
                                        ----------   --------    ----------    ----------    ----------    ----------   -----------
                                        $  549,306   $596,854    $  678,511    $  729,508    $  781,848    $  580,190    $  623,938
                                        ==========   ========    ==========    ==========    ==========    ==========   ===========
   Ratio of Earnings to Fixed Charges.         2.2        1.6           2.3           2.4           2.4           2.2           2.2
                                        ==========   ========    ==========    ==========    ==========    ==========   ===========